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                          VALUE LINE CONVERTIBLE FUND, INC.

                  SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                      EXHIBIT 16


Year(s) Ended 04/30/97:               1 year        5 years       10 years
                                      --------      ---------     ----------
Initial Investment:                    1,000          1,000          1,000
Balance at End of Period:              1,088          1,821          2,542
Change:                                   88            821          1,542

Percentage Change:                     8.80%         82.15%        154.17%

Average Annual Total Return:           8.80%         12.74%          9.78%